
                                                                     Exhibit 2.1
                                                                  Execution Copy

                            STOCK PURCHASE AGREEMENT

                                      among

                            COLLEGIATE PACIFIC INC.,



                               EMERSON RADIO CORP.


                                       and

                                  EMERSON RADIO
                               (HONG KONG) LIMITED




                                  July 1, 2005

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                                TABLE OF CONTENTS

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
                                                                                                               Page


Article 1.        Definitions.....................................................................................1

         1.1.     Definitions.....................................................................................1

Article 2.        Purchase and Sale of Shares.....................................................................1

         2.1.     Purchase and Sale...............................................................................1
         2.2.     Purchase Price..................................................................................1
         2.3.     Payment of Purchase Price.......................................................................1

Article 3.        Closing.........................................................................................1

         3.1.     Closing.........................................................................................1
         3.2.     Conditions to Obligation of Sellers.............................................................2
         3.3.     Conditions to Obligation of Buyer...............................................................2

Article 4.        Representations and Warranties of the Sellers...................................................3

         4.1.     Organization; Authority.........................................................................3
         4.2.     Capital Structure of the Company and its Subsidiaries...........................................4
         4.3.     No Conflict or Violations.......................................................................5
         4.4.     Consents........................................................................................5
         4.5.     Title to Shares.................................................................................5
         4.6.     SEC Documents; Financial Statements.............................................................6
         4.7.     Absence of Undisclosed Liabilities..............................................................7
         4.8.     Absence of Changes..............................................................................7
         4.9.     Litigation......................................................................................8
         4.10.    Contracts.......................................................................................8
         4.11.    Employment Arrangements.........................................................................8
         4.12.    Related Party Agreements........................................................................9
         4.13.    Company Claims..................................................................................9
         4.14.    Brokers.........................................................................................9
         4.15.    Disclosure......................................................................................9

Article 5.        Representations and Warranties of the Buyer....................................................10

         5.1.     Organization; Authority........................................................................10
         5.2.     No Conflicts or Violations.....................................................................10
         5.3.     Consents.......................................................................................10
         5.4.     Litigation.....................................................................................10
         5.5.     Intentions with Respect to the Company.........................................................11
         5.6.     Brokers........................................................................................11
         5.7.     Purchase Entirely for Own Account..............................................................11
         5.8.     Restricted Securities..........................................................................11
         5.9.     Disclosure of Information......................................................................11
         5.10.    Legends........................................................................................11

                                       i
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
Article 6.        Covenants and Agreements.......................................................................11

         6.1.     Notification of Certain Matters................................................................11
         6.2.     Noncompetition; Nonsolicitation................................................................12
         6.3.     Officers' and Directors' Indemnification.......................................................13
         6.4.     Transfer of Share of Capital Stock of Sport Supply (Asia)......................................13
         6.5.     Public Disclosure..............................................................................13

Article 7.        General Provisions.............................................................................13

         7.1.     Survival of Representations, Warranties, and Covenants.........................................13
         7.2.     No Waiver Relating to Claims for Common Law Fraud..............................................14
         7.3.     Amendment and Modification.....................................................................14
         7.4.     Waiver of Compliance...........................................................................14
         7.5.     Severability...................................................................................14
         7.6.     Expenses and Obligations.......................................................................14
         7.7.     Notices........................................................................................15
         7.8.     Assignment.....................................................................................17
         7.9.     Counterparts...................................................................................17
         7.10.    Entire Agreement...............................................................................17
         7.11.    Governing Law..................................................................................17
         7.12.    Headings.......................................................................................17


APPENDIX A - Certain Defined Terms

SCHEDULES

2.1        Allocation of Purchase Price
4.4        Seller Consents
4.7        Undisclosed Liabilities
4.8        Liens
4.10       Company Material Contracts
4.11       Payments to Employees
4.12       Related Party Agreements
5.3        Buyer Consents

                          STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into this 1st day of July, 2005, among Collegiate Pacific Inc., a Delaware corporation ("BUYER"), Emerson Radio Corp., a Delaware corporation ("Emerson"), and Emerson Radio (Hong Kong) Limited, a Hong Kong corporation (together with Emerson, the "SELLERS").

                                R E C I T A L S:

         WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, 4,746,023 shares of Common Stock, par value $0.01 per share (collectively, the "COMPANY COMMON STOCK"), of Sport Supply Group, Inc., a Delaware corporation (the "COMPANY") (such common shares being referred to herein as the "SHARES");

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1. Definitions. The capitalized terms used in this Agreement will have the meanings set forth in Appendix A hereto.

                     ARTICLE 2. PURCHASE AND SALE OF SHARES

         2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.1), each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, all of the Shares set forth opposite each Seller's name on Schedule 2.1, free and clear of all Liens.

         2.2. Purchase Price. In consideration of the sale and transfer of all of the Sellers' rights, title and interests in the Shares, Buyer shall pay to the Sellers an aggregate purchase price of $32,000,000 in cash (the "PURCHASE PRICE") in amounts to each Seller as set forth on Schedule 2.1.

         2.3. Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price to the Sellers by wire transfer of immediately available funds to accounts designated in writing by the Sellers prior to the Closing.

                               ARTICLE 3. CLOSING

         3.1. Closing. The sale and delivery of the Shares to Buyer, the payment of the Purchase Price to the Sellers, and the consummation of the other respective obligations of the parties contemplated by this Agreement (the "CLOSING") shall take place at the offices of Vinson & Elkins L.L.P., in Dallas, Texas, at 4:00 p.m. on the date hereof or at such other time and place as may be mutually agreed upon (the "CLOSING DATE").

         3.2. Conditions to Obligation of Sellers. The obligation of Sellers to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Sellers.

              (a) Buyer shall have paid the Purchase Price in accordance with
         Section 2.3.

              (b) Buyer shall have delivered to the Sellers a certificate by the secretary of Buyer certifying the Certificate of Incorporation and Bylaws of Buyer, the resolutions adopted by the directors of Buyer in connection with this Agreement, and the incumbency of certain officers of Buyer.

              (c) Buyer shall have delivered to Sellers a duly executed counterpart of this agreement and each other Transaction Document to which Buyer is a party.

         3.3. Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer.

              (a) The Sellers shall have delivered or caused to be delivered to Buyer (i) the certificates representing 4,278,923 of the Shares duly endorsed in blank or together with duly executed stock powers in favor of Buyer and (ii) evidence in form and substance satisfactory to Buyer of Sellers' instructions for the electronic transfer of 467,100 of the Shares.

              (b) The Sellers shall have furnished Buyer with evidence in form and substance satisfactory to Buyer in its good faith business judgment of the consent or approval of each person whose consent or approval shall be required (i) to permit the consummation of the transactions contemplated hereby or (ii) to prevent a breach of any Company Material Contract or the creation of a right to terminate any Company Material Contract, in either case as a result of the transactions contemplated hereby.

              (c) The Sellers shall have delivered to Buyer a certificate of the secretary of each Seller dated as of the Closing Date and certifying the certificate of incorporation and bylaws (or organizational equivalents) of the Sellers, any resolutions adopted by the directors and stockholders of the Sellers in connection with this Agreement and the incumbency of certain officers of the Sellers.

              (d) The Sellers shall have delivered, or caused to be delivered to Buyer a certificate of the transfer agent of the Company dated as of the Closing Date certifying (i) the number of issued shares, outstanding shares and treasury shares of the Company as of the close of business on the day prior to the Closing Date, and (ii) the number of record holders of Company Common Stock at March 26, 2004, March 31, 2005 and at the close of business on the day prior to the Closing Date.

              (e) The Sellers shall have delivered to Buyer certificates issued by the appropriate Governmental Entities evidencing the good standing of the Company and each of its subsidiaries as a corporation organized under the laws of the state of its incorporation and as a foreign corporation authorized to do business under the laws of the jurisdictions listed in the schedules hereto, including with respect to the payment of all Taxes, in each case as of a date not more than 10 days prior to Closing Date.

              (f) The Sellers shall have delivered to Buyer (i) the action of the Board of Directors of the Company increasing the size of such Board from three members to five and appointing Arthur J. Coerver and Harvey Rothenberg (the "BUYER DESIGNEES") to fill the vacancies resulting from such increase, such appointment to be effective immediately prior to the closing, and (ii) the resignations of Geoffrey P. Jurick, Thomas Treichler and Peter Bunger as members of the Board of Directors of the Company and its subsidiaries, as applicable, such resignations to be effective simultaneous with the Closing.

              (g) The Buyer Designees shall constitute a majority of the Board of Directors of the Company effective as of the Closing.

              (h) The Sellers shall have delivered to Buyer a duly executed counterpart of this Agreement and each other Transaction Document to which a Seller or the Company is a party.

              (i) The Sellers shall deliver to Buyer evidence, in a form reasonably satisfactory to Buyer, of the agreement of Geoffrey P. Jurick to transfer the share of common stock of Sport Supply (Asia) held of record by him to the Company or its designee as provided in
         Section 6.5.

              (j) Buyer shall have received a properly completed and executed certificate from (i) each Seller to the effect that such Seller is not a foreign person (such certificate in the form required by Treasury Regulation Section 1.1445-2(b)(2)) or (ii) the Company to the effect that the Company Common Stock is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.1445-2(c)(3)).

            ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller, jointly and severally, represents and warrants to Buyer as of the date hereof as follows:

         4.1. Organization; Authority.

              (a) The Sellers are corporations duly organized, validly existing and in good standing under the laws of Delaware and Hong Kong, as appropriate. The Sellers have all necessary corporate power and authority to enter into and deliver this Agreement and the other Transaction Documents to which either Seller is a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which either Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Sellers and no other corporate proceedings on the part of the Sellers are necessary to authorize the execution or delivery of this Agreement or the other Transaction Documents to which either Seller is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which either Seller is a party have been duly and validly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery of Buyer, constitute the legal and binding obligations of the Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

              (b) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and its subsidiaries have all power and authority to own or lease all of their respective Assets and to carry on their respective businesses as currently conducted, and are duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of the Assets owned or leased by them makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

         4.2. Capital Structure of the Company and its Subsidiaries.

              (a) The authorized capital stock of the Company consists of 100,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding, and 20,000,000 shares of Company Common Stock. As of the date of this Agreement, 9,362,364 shares of Company Common Stock were issued, of which 8,917,211 shares are outstanding and 445,153 shares are held in the treasury of the Company. All outstanding shares of Company Common Stock have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights. Other than options to purchase 560,742 shares of Company Common Stock issued pursuant to the Company's Amended and Restated Stock Option Plan, there are no authorized or outstanding options, subscriptions, warrants, rights (preemptive or other), commitments or other agreements obligating the Company to repurchase, issue or transfer any shares of Company Common Stock or any securities convertible into or exchangeable for any shares of Company Common Stock.

              (b) The authorized capital stock of Sport Supply (Asia) consists of 1,000 shares of common stock, par value HK$10.00 per share, all of which are issued and outstanding. All of the issued and outstanding shares of common stock of Sport Supply (Asia) are held by the Company, except for one share owned by Geoffrey P. Jurick. All outstanding shares of Sport Supply (Asia) common stock have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights. There are no authorized or outstanding options, subscriptions, warrants, rights (preemptive or other), commitments or other agreements obligating Sport Supply (Asia) to repurchase, issue or transfer any shares of common stock of Sport Supply (Asia) or any securities convertible into or exchangeable for any shares of common stock of Sport Supply (Asia).

              (c) The authorized capital stock of esportsonline.com consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 of which are issued and outstanding. All of the issued and outstanding shares of common stock of esportsonline.com are held by the Company. All outstanding shares of esportsonline.com common stock have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights. There are no authorized or outstanding options, subscriptions, warrants, rights (preemptive or other), commitments or other agreements obligating esportsonline.com to repurchase, issue or transfer any shares of common stock of esportsonline.com or any securities convertible into or exchangeable for any shares of common stock of esportsonline.com.

              (d) Other than Sport Supply (Asia) and esportsonline.com, the Company has no other subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, joint venture, association or other entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

         4.3. No Conflict or Violations. Subject to obtaining the consents contemplated by Schedule 4.4, the execution and delivery of this Agreement and each other Transaction Document to which either Seller is a party by the Sellers do not, and the performance by the Sellers of their obligations hereunder and thereunder will not (a) result in the creation of any Lien on the Shares, (b) conflict with or violate the certificate of incorporation or bylaws (or organizational equivalents) of either Seller or the Company, (c) conflict with or violate in any material respect any Legal Requirements applicable to the Sellers, the Company or the Shares or (d) to the Knowledge of Sellers, conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Company Material Contract to which the Company is a party or by which the Company is bound or subject.

         4.4. Consents. The execution and delivery of this Agreement and each other Transaction Document to which either Seller is a party by the Sellers do not, and the performance by the Sellers of their obligations hereunder and thereunder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity. Except as set forth on Schedule 4.4, no consent of, or notice to, any person who is a party to any Company Material Contract is necessary for the execution and delivery of this Agreement and each other Transaction Document to which either Seller is a party by the Sellers and the consummation of the transactions contemplated hereby or thereby.

         4.5. Title to Shares. The Sellers own, beneficially and of record and free and clear of any Lien, all of the Shares and such Shares represent 100% of the shares of capital stock of the Company owned beneficially or of record by Sellers, and Sellers have no options, warrants or other rights to purchase or subscribe for any shares of capital stock of the Company. Sellers are not party to any Contract that prohibits or restricts the sale, transfer or disposition of the Shares. Upon the sale of the Shares to Buyer at the Closing, Buyer will acquire the good and marketable title to, and sole and unrestricted voting power and power of disposition with respect to, all of the Shares, free and clear of any Lien except for Liens created by or on behalf of Buyer or those imposed by applicable securities laws.

         4.6. SEC Documents; Financial Statements.

              (a) Emerson has made available to Buyer all Company SEC Documents. To the Knowledge of the Sellers, the Company is not currently required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and of their respective filing dates and the date of each amendment thereto filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the applicable date referred to above, applicable to such Company SEC Document, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Documents include all documents, reports or registration statements required to be filed by the Company with the SEC under the Securities Act and the Exchange Act since March 28, 2003.

              (b) Emerson has made available to Buyer all Seller SEC Documents. As of their respective effective dates (in the case of Seller SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and of their respective filing dates and the date of each amendment thereto filed with the SEC (in the case of all other Seller SEC Documents), the disclosure in the Seller SEC Documents with respect to the Company and its operations (taking into account the consolidated presentation of Company information with the other operations of Sellers, where applicable) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the applicable date referred to above, applicable to such Seller SEC Document, and none of the Seller SEC Documents as of such respective dates contained any untrue statement of a material fact with respect to the Company or its operations or omitted to state a material fact with respect to the Company or its operations required to be stated therein or necessary in order to make the statements therein with respect to the Company or its operations, in light of the circumstances under which they were made (taking into account the consolidated presentation of Company information with the other operations of Sellers, where applicable), not misleading. The Seller SEC Documents include all Reports on Form 8-K required to be filed by the Sellers with the SEC under the Exchange Act with respect to the Company and its operations since March 5, 2004.

              (c) The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Neither the Company nor any of its subsidiaries is a party to any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act). The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year.

              (d) Since July 30, 2002, (i) neither the Sellers, the Company, nor any of their respective subsidiaries, nor to the Knowledge of the Sellers, any director, officer, employee, auditor, accountant or representative of the Sellers, the Company or any of their respective subsidiaries has received or otherwise had or obtained knowledge of any material Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material Claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Sellers, the Company or any of their respective subsidiaries, whether or not employed by the Sellers, the Company or any of their respective subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of the Company or any of its subsidiaries or any committee thereof or to any director or officer of the Company or any of its subsidiaries.

         4.7. Absence of Undisclosed Liabilities. There are no liabilities or obligations of any nature (known or unknown, fixed, absolute, accrued, contingent or otherwise) of the Company or any of its subsidiaries required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP except (a) those reflected in the Company Financial Statements, (b) those reflected in the Sellers' Annual Report on Form 10-K for the year ended March 31, 2005 filed with the SEC, (c) those listed on Schedule 4.7 and (d) those incurred in the Ordinary Course of Business since March 31, 2005 or other undisclosed liabilities, which, in either case, individually or in the aggregate, have not resulted in or could not reasonably be expected to result in a Material Adverse Effect.

         4.8. Absence of Changes. Since March 31, 2005, the Company and each of its subsidiaries has conducted its business only in the Ordinary Course of Business and there has not been (a) any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, (b) any material change by the Company or any of its subsidiaries in its accounting methods, principles or practices, (c) any entry by the Company, any of its subsidiaries or the Sellers into any commitment or transaction material to the Company or any of its subsidiaries, except in the Ordinary Course of Business, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's securities, (e) any material increase in, amendment to or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan of the Company or any of its subsidiaries, (f) any increase in compensation, bonus or other benefits payable to the employees of the Company or any of its subsidiaries, except for increases occurring in the Ordinary Course of Business, (g) any bonus paid or accrued to the directors, officers or employees of the Company or any of its subsidiaries, (h) any incurrence, assumption or guaranty of any indebtedness by the Company or any of its subsidiaries, or the grant of any Lien on the material Assets of the Company or any of its subsidiaries to secure any indebtedness, other than Liens (i) for Taxes not yet due and payable, (ii) such minor imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Material Adverse Effect, (iii) the Liens identified on Schedule 4.8, or (iv) Liens incurred in the Ordinary Course of Business which do not or would not individually or in the aggregate, have a Material Adverse Effect, (i) any sale or transfer of any material Assets of the Company or any of its subsidiaries, or
(j) any loan, advance or Investment in any person by the Company or any of its subsidiaries (excluding any loan, advance or capital contribution to, or investment in, the Company or any of its subsidiaries).

         4.9. Litigation. There is no Claim pending or, to the Knowledge of the Sellers, threatened against or affecting the Sellers, the Company or any of its subsidiaries or any of the Assets of the Sellers, the Company or any of its subsidiaries before or by any Governmental Entity or any other person that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of the Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Document to which either Seller is a party, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Sellers, the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of the Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Document to which either Seller is a party.

         4.10. Contracts. Set forth on Schedule 4.10 is a list as of the date of this Agreement of each of the following Contracts (collectively, the "COMPANY MATERIAL CONTRACTS"): (a) Contracts that, if the Company were filing an Annual Report on Form 10-K under the Exchange Act on the date hereof, would be required to be filed as exhibits to such Form 10-K; (b) Contracts between the Company or any of its subsidiaries and any stockholder of the Company, including the Sellers; (c) Contracts between the Sellers and any other stockholder of the Company relating to the Company or the capital stock of the Company; (d) partnership or joint venture agreements to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has any rights or obligations; (e) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money or any Guarantee by the Company or any of its subsidiaries, or any Contract or instrument pursuant to which indebtedness for borrowed money or any Guarantee may be incurred by the Company or any of its subsidiaries; and (f) any Contract limiting in any respect the right of the Company or any of its subsidiaries to engage or participate, or compete with any person, in any line of business, market or geographic area. The Company and each of its subsidiaries have complied in all material respects with all of the terms and conditions of the Company Material Contracts to which they are a party and have not done or performed any act which would invalidate or impair in any material respect their rights under any Company Material Contract. There are no pending Claims that the Company or any of its subsidiaries have breached, violated or defaulted under any Company Material Contract in any material respect. True, correct and complete copies of all Company Material Contracts have been made available to Buyer.

         4.11. Employment Arrangements. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or any other Transaction Document to which either Seller is a party nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment due to any employee under any Employee Benefit Plan, (b) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such Employee Benefit Plan. Except as set forth on Schedule 4.11, (x) neither the Company nor any of its subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not be deductible by the Company or any of its subsidiaries as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, and (y) neither the Company nor any of its subsidiaries will, as a result, directly or indirectly, of the transactions contemplated by this Agreement or any other Transaction Document to which either Seller is a party, be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code or any corresponding provision of state, local or foreign Tax law) of the Company on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         4.12. Related Party Agreements. Set forth on Schedule 4.12 is a list as of the date of this Agreement of each Contract entered into between (a) either Seller and the Company or any of its subsidiaries, (b) either Seller and any director, officer or employee of the Company or any of its subsidiaries, (c) the Company or any of its subsidiaries and any director, officer or employee of either Seller, (d) the Company or any of its subsidiaries and any Affiliate of the Company or any Affiliate of the Sellers, and (e) the Company or any of its subsidiaries and any officer, director or employee of the Company (collectively, the "RELATED PARTY AGREEMENTS"). Except as set forth on Schedule 4.12, neither the Company nor any of its subsidiaries has any obligations to make any payments, loan or borrow any funds or property or make any credit arrangement or accommodation with either Seller, any director, officer or employee of either Seller, or any director, officer or employee of the Company.

         4.13. Company Claims. From and after the Closing, neither Sellers nor, to the Knowledge of Sellers, any of their Affiliates shall have any Claim against or owe any amount to, or be owed any amounts from, the Company or any of its subsidiaries other than (a) intercompany payables arising under the Management Services Agreement, dated March 7, 1997, as amended, between the Company and Emerson, or (b) as reflected in the Company Financial Statements or
(c) Claims of Affiliates of Sellers arising solely in their capacity as employees of the Company of any of its subsidiaries, and Sellers hereby waive and release all Claims of Sellers against the Company and its subsidiaries (other than those described in clauses (a) and (b) of this Section 4.13).

         4.14. Brokers. No person is or will become entitled to receive any brokerage, finder's or financial advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Company.

         4.15. Disclosure. Neither this Agreement nor any of the schedules, exhibits, attachments, certificates or other instruments prepared for or furnished to Buyer by or on behalf of the Sellers with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. The Sellers do not have Knowledge of any fact or condition which could reasonably be expected to have a Material Adverse Effect.

             ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Buyer represents and warrants to each Seller as follows:

         5.1. Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into and deliver this Agreement and each other Transaction Document to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution or delivery of this Agreement or any other Transaction Document to which Buyer is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each other Transaction Document to which Buyer is a party has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of the Sellers and the Company, as applicable, constitute the legal and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         5.2. No Conflicts or Violations. Subject to obtaining the consents contemplated by Schedule 5.3, the execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party by Buyer do not, and the performance by Buyer of its obligations hereunder and thereunder will not
(a) conflict with or violate in any material respect any Legal Requirements applicable to Buyer, (b) conflict with or result in a violation or breach of the certificate of incorporation or bylaws of Buyer, or (c) result in a material breach of, or constitute a default under, any material Contract to which Buyer is a party or by which any of its properties is bound or subject.

         5.3. Consents. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party by Buyer do not, and the performance by Buyer of its obligations hereunder and thereunder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity. Except as set forth on Schedule 5.3, no consent of, or notice to, any person under any material Contract to which Buyer is a party or by which any of its properties is bound or subject is necessary for the execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby or thereby.

         5.4. Litigation. There is no Claim pending or, to the Knowledge of Buyer, threatened against or affecting Buyer before or by any Governmental Entity or any other person that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party, nor is there any Order of any Governmental Entity or arbitrator outstanding against Buyer that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.

         5.5. Intentions with Respect to the Company. Buyer has no current plan or intention to make an offer to or acquire the Company pursuant to a merger, tender offer, exchange offer or other extraordinary corporate transaction.

         5.6. Brokers. No person is or will become entitled to receive any brokerage, finder's or financial advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made on or on behalf of Buyer.

         5.7. Purchase Entirely for Own Account. The Shares to be acquired by Buyer hereunder will be acquired for Buyer's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Buyer has no present intention of selling, granting any participation in or otherwise distributing the same in violation of the Securities Act.

         5.8. Restricted Securities. Buyer understands that the Shares are characterized as "restricted securities" under the Securities Act and that under the Securities Act and applicable regulations under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances.

         5.9. Disclosure of Information. Buyer has had an opportunity to receive the information related to the Company, and to ask questions of and receive answers from the Sellers and the Company regarding the Company and its business, as it deems necessary for it to make its decision to purchase the Shares.

         5.10. Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

               (a) "The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144(k), or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws."

               (b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.



                      ARTICLE 6. COVENANTS AND AGREEMENTS

         6.1. Notification of Certain Matters. Each of the Sellers and Buyer shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any material failure of the Sellers or Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.2. Noncompetition; Nonsolicitation.

              (a) As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers agrees that it shall not, during the five-year period beginning on the Closing Date, in any manner, directly or indirectly:

                  (i) Own, engage in, manage, operate, join, control or
              participate in the ownership, management, operation or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary or otherwise with, any person which conducts Company Activities in the Protected Area; provided, however, that each Seller may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on any National Association of Securities Dealers Automated Quotation System if the Seller does not, directly or indirectly, individually own 5% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such entity;

                  (ii) Solicit or attempt to solicit, any business from any
              customers of Buyer or the Company or any of their Affiliates for purposes of engaging in any Company Activities in any Protected Area;

                  (iii) Recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other person, any employee of Buyer, the Company or any of their Affiliates, or induce or attempt to influence any such employee to terminate his or her employment with Buyer, the Company or any of their Affiliates; or

                  (iv) Interfere with or otherwise attempt to affect Buyer's or the Company's relationship with any vendor or customer of Buyer, the Company or any of their Affiliates.

              (b) Each Seller understands and acknowledges that the Company and Buyer have made substantial investments to develop their respective business interests and goodwill. Each Seller agrees that such investments are worthy of protection, and that the Company's and Buyer's need for the protection afforded by this Section 6.2 is greater than any hardship the Seller might experience by complying with its terms. Each Seller agrees that the limitations as to time, geographic area and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Company Activities and/or the goodwill or other business interests of Buyer and the Company.

              (c) Although Buyer and the Sellers believe the limitations as to time, geographic area and scope of activity contained in this Section
         6.2 are reasonable and do not impose a greater restraint than necessary to protect the Company Activities, goodwill and other business interests of Buyer and the Company, if this is judicially determined not to be the case, Buyer and the Sellers specifically request that, notwithstanding Section 7.5, the limitations contained in this Section
         6.2 be reformed to the extent necessary to make this Agreement enforceable. It is the express intent of Buyer and the Sellers that the terms of this Section 6.2 be enforced to the full extent permitted by law.

              (d) Sellers acknowledge that Buyer would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants of Sellers in this Section 6.2 were not performed in accordance with its terms or otherwise were materially breached. Sellers therefore agree that Buyer will be entitled to an injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

         6.3. Officers' and Directors' Indemnification. Buyer agrees that all rights to indemnification now existing in favor of the directors or officers of the Company as provided in its Certificate of Incorporation or bylaws or in any indemnification agreement, will survive the Closing and stay in effect in accordance with their respective terms as presently in effect. For purposes of this Section 6.3, the officers and directors of the Company shall be deemed to be third party beneficiaries of this Agreement and each such person shall be entitled to enforce the terms of this Section 6.3 against the Company to its full extent and seek and obtain remedies from the Company for non-performance of this Section 6.3 as if such person was a named party to this Agreement.

         6.4. Transfer of Share of Capital Stock of Sport Supply (Asia) Seller shall cause Geoffrey P. Jurick to take all actions necessary to transfer for no more than nominal consideration the legal and beneficial ownership of the share of capital stock of Sport Supply (Asia) held by Mr. Jurick to the Company or its designee no later than 60 days following the Closing, including, but not limited to, executing an Instrument of Transfer and Bought and Sold Notes and delivering the certificate representing such share of capital stock of Sport Supply (Asia) held by him.

         6.5. Public Disclosure. Except as required by Legal Requirements or the rules or regulations of, or listing agreement entered into with, AMEX, neither Buyer nor either Seller shall issue any press release or otherwise make any public statement with respect to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby without the consent of the other parties. Buyer and Sellers agree to provide the other with a copy of any such press release or statement prior to disclosing such release or statement to the public.

                         ARTICLE 7. GENERAL PROVISIONS

         7.1. Survival of Representations, Warranties, and Covenants. The parties hereto acknowledge and agree that other than the representations and warranties contained in Articles 4 and 5, neither the Buyer nor the Sellers makes any express or implied representation or warranty. Other than the representations and warranties contained in Section 4.1 (relating to the existence and authority of the Sellers and the Company and its subsidiaries),
Section 4.2 (relating to the capitalization of the Company and its subsidiaries), Section 4.5 (relating to ownership of the Shares), Section 4.13 (relating to Company Claims), Section 5.1 (relating to the existence and authority of the Buyer), Section 5.5 (relating to intentions with respect to the Company) and Sections 5.7 through 5.10 (relating to exemption from the registration requirements of the Securities Act), which representations and warranties shall survive until the expiration of the applicable statute of limitations, none of the representations and warranties of the Sellers or Buyer shall survive the Closing. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty. Each of the covenants and agreements contained in this Agreement that by their terms survive the Closing shall survive the Closing.

         7.2. No Waiver Relating to Claims for Common Law Fraud. None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have based on any other party's acts or omissions which constitute common law fraud, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for common law fraud, (b) the time period during which a claim for common law fraud may be brought, except for periods that exceed the statute of limitations for claims for common law fraud, or (c) the recourse which any such party may seek against another party with respect to a claim for common law fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 7.2 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for common law fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

         7.3. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         7.4. Waiver of Compliance. Any failure of Buyer on the one hand, or a Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         7.5. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         7.6. Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Company and the Sellers, on the one hand, and Buyer, on the other, in connection with this Agreement and the other Transaction Documents shall be borne by each respectively; provided, however, that, in the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party or parties of reasonable legal fees and expenses incurred in connection with any such action or proceeding.

         7.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) If to the Sellers:

                      Emerson Radio Corp.
                      9 Entin Road
                      Parsippany, NJ  07054
                      Fax:  973.428.2010
                      Attention: Law Department

                               with a copy to:

                               Lowenstein Sandler PC
                               65 Livingston Avenue
                               Roseland, NJ 07068-1791
                               Fax: 973.597.2497
                               Attention: John D. Schupper
                      and

                      Emerson Radio (Hong Kong) Limited
                      705-711 Tower 2
                      The Gateway
                      25-27 Canton Road
                      Kowloon, Hong Kong
                      Fax:  011.852.2956.1333
                      Attention: Managing Director

                               with a copy to:

                               Emerson Radio Corp.
                               9 Entin Road
                               Pasippany, NJ  07054
                               Fax:  973.428.2010
                               Attention: Law Department

                               and

                               Lowenstein Sandler PC
                               65 Livingston Avenue
                               Roseland, NJ 07068-1791
                               Fax: 973.597.2497
                               Attention: John D. Schupper

                  (b) If to Buyer, to:

                           Collegiate Pacific Inc.
                           13950 Senlac
                           Suite 100
                           Farmers Branch, TX 75234
                           Fax:  972.243.8316
                           Attention: Michael J. Blumenfeld

                                    with a copy to:

                                    Vinson & Elkins L.L.P.
                                    3700 Trammel Crow Center
                                    2001 Ross Avenue
                                    Dallas, TX  75201
                                    Fax:  214.999.7857
                                    Attention: Alan J. Bogdanow

         Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         7.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the Sellers and without releasing Buyer from any of its obligations or liabilities hereunder Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Buyer or any person with or into which Buyer or any parent company of Buyer merges or consolidates. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns. Any attempted assignment in violation of this Section 7.8 shall be null and void.

         7.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         7.10. Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement.

         7.11. Governing Law. This Agreement shall be construed in accordance with and governed by the internal law of the State of Delaware (without reference to its rules as to conflicts of law).

         7.12. Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the Sellers and Buyer have caused this Agreement to be executed as of the date first above written.

                                COLLEGIATE PACIFIC INC.


                                By: /s/ Adam Blumenfeld
                                Name: Adam Blumenfeld
                                Title: President


                                EMERSON RADIO CORP.


                                By: /s/ Elizabeth J. Calianese
                                Name:    Elizabeth J. Calianese
                                Title: Senior Vice President, HR and Corporate Secretary


                                EMERSON RADIO (HONG KONG) LIMITED


                                By: /s/ John Raab
                                Name:    John Raab
                                Title: Director





                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                   APPENDIX A

                              Certain Defined Terms

         "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

         "ASSETS" shall mean all assets or properties of every kind, nature, character and description, including all tangible, intangible, personal, real or mixed of the Company.

         "BUYER" has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

         "BUYER DESIGNEES" has the meaning set forth in Section 3.3(f).

         "CLAIM" means any action, suit, claim, lawsuit, charge, complaint, demand, inquiry, hearing, investigation, notice of violation or noncompliance, litigation, proceeding, arbitrations, appeal or other dispute, whether civil, criminal, administrative or otherwise.

         "CLOSING" has the meaning set forth in Section 3.1.

         "CLOSING DATE" has the meaning set forth in Section 3.1.

         "CODE" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

         "COMPANY" has the meaning set forth in the recitals.

         "COMPANY ACTIVITIES" means manufacturing, distributing, designing, selling or installing sports equipment or sporting goods or related parts or supplies that are competitive with those manufactured, distributed, designed, sold or installed by Buyer, the Company or their Affiliates.

         "COMPANY COMMON STOCK" has the meaning set forth in the recitals.

         "COMPANY FINANCIAL STATEMENTS" means the audited consolidated balance sheets, statements of operations, statements of stockholders' equity and statements of cash flows of the Company and its subsidiaries as of March 31, 2005 and March 26, 2004 and for the fiscal years then ended.

         "COMPANY MATERIAL CONTRACT" has the meaning set forth in Section 4.10.

         "COMPANY SEC DOCUMENTS" means (a) all Reports on Form 10-K and Form 10-Q filed by the Company with the SEC since March 28, 2003, (b) all Reports on Form 8-K filed by the Company with the SEC since March 28, 2003, (c) all amendments and supplements to all such reports filed by the Company with the SEC since March 28, 2003 and (d) all other documents, reports or registration statements filed by the Company with the SEC (and viewable by the general public on the EDGAR database) since January 1, 2002.

         "CONTRACTS" means, with respect to a party, all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which such party is a party or is otherwise bound.

         "EMPLOYEE BENEFIT PLANS" means as to the Company all employee benefit plans as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements sponsored, maintained, contributed to or agreed to by the Company or any of its subsidiaries for the benefit of employees, former employees, independent contractors or agents of the Company or any of its subsidiaries.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESPORTSONLINE.COM" means esportsonline.com, Inc., a Texas corporation, a wholly owned subsidiary of the Company.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" means generally accepted accounting principles in the United States.

         "GUARANTEE" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the Ordinary Course of Business), direct or indirect, with respect to any obligations of another person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or non-delivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other person in respect of enabling such person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

         "GOVERNMENTAL ENTITY" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

          "INVESTMENT" means (a) any direct or indirect ownership, purchase or other acquisition by a person of any notes, obligations, instruments, capital stock, options, warrants, securities or ownership interests (including partnership interests and joint venture interests) of any other person, and (b) any capital contribution or similar obligation by a person to any other person.

         "KNOWLEDGE" means, with respect to a specified party hereto, the actual knowledge of such party (including, but not limited to, the actual knowledge of any officers, directors, employees, consultants or counsel of such party), together with such additional knowledge as would be acquired by a reasonable inquiry concerning the subject matter in question.

         "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle or common law, resolution, ordinance, code, edict, Order, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

         "LIENS" means all liens, pledges, voting agreements, voting trusts, proxy agreements, claims, security interests, restrictions, mortgages, deeds of trust, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, Assets or liabilities of the Company and its subsidiaries, taken as a whole.

         "ORDER" means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by a Governmental Entity.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of the operations of the Company and its subsidiaries consistent with past practices since the earliest time covered by the Company Financial Statements.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

         "PROTECTED AREA" means any jurisdiction in the United States in which Buyer, the Company or any Affiliate of either of them conducts or conducted, as the case may be, Company Activities at any time during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

         "PURCHASE PRICE" has the meaning set forth in Section 2.2.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SELLERS" has the meaning set forth in the first paragraph of this Agreement.

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

         "SELLER SEC DOCUMENTS" means (a) all Reports on Form 10-K and Form 10-Q filed by the Sellers with the SEC since March 5, 2004, (b) all Reports on Form 8-K filed by the Sellers with the SEC since March 5, 2004, (c) all amendments and supplements to all such reports filed by the Sellers with the SEC since March 5, 2004 and (d) all other documents, reports or registration statements filed by the Sellers with the SEC (and viewable by the general public on the EDGAR database) since January 1, 2002.

         "SHARES" has the meaning set forth in the recitals.

         "SPORT SUPPLY (ASIA)" means Sport Supply Group Asia Limited, a Hong Kong corporation, a wholly owned subsidiary of the Company.

         "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other entity.

         "TAX" (or "TAXES") means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (b) any liability of the Company for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and
(c) liability of the Company with respect to the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other person.

         "TRANSACTION DOCUMENTS" means this Agreement, the Transition Services Agreement and each other document to be executed by any of the Sellers, the Company, or Buyer in connection with the consummation of the transactions contemplated by this Agreement.

         "TRANSITION SERVICES AGREEMENT" means the Amended and Restated Management Services Agreement, dated July 1, 2005, by and between Sport Supply Group, Inc. and Emerson Radio Corp.



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